Exhibit 10.2.2



                                  May 22, 2002

Hand Brand Distribution, Inc.
900 Broadway, Suite 1002
New York, New York 10013
Attention:  Board of Directors of Hand Brand Distribution, Inc.

Gentlemen:

I am writing in connection with the Common Stock Purchase Agreement (the "Agreement") between Hand Brand Distribution, Inc. (the "Company") and the undersigned. As you know, effective on February 25, 2002 (the "Closing Date"), the Company acquired approximately 92.9% of the issued and outstanding shares of common stock of GeneThera, Inc., a Colorado corporation headquartered in Wheat Ridge, Colorado ("GeneThera"), from 10 shareholders of GeneThera, including the undersigned.

Prior to my transaction with the Company, I owned __________________________ shares of the common stock of GeneThera ("Gene Thera Shares"). Upon the closing of my transaction with the Company I was to have received stock certificates for _____________________________ shares of the common stock of the Company (the "Purchase Shares").

Prior to the closing of the transactions with respect to the GeneThera Shares, I was aware of the 1 for 8 reverse stock split which the Company effected on January 15, 2002. As a result, both the issued and outstanding and the authorized shares of the Company's common stock were reduced to 348,599 and 1,562,500 shares of common stock, respectively.

I acknowledge and agree that the Company owns the GeneThera Shares as of the Closing Date and that I have relinquished all of my right, title and interest to the GeneThera Shares as of such Date. However, I acknowledge that, due to the Company's current limited number of authorized shares, it cannot presently issue valid shares to me nor deliver to me valid stock certificates of the Company for the Purchase Shares. Consequently, I acknowledge that I am not presently a stockholder of the Company. If, in fact, I received any stock certificates of the Company, I will promptly return them to the Company.

You have advised me that the Company is planning to file a Schedule l4C Information Statement with the Securities and Exchange Commission relating to a Special Meeting of the stockholders of the Company. At the Special Meeting, the stockholders will be asked to, among other things, (1) approve an amendment to the Certificate of Incorporation of the Company increasing the authorized common stock of the Company to 100 million shares and providing for 20 million shares of Preferred Stock (the "Amendment") and/or (2).approve a reincorporation of the
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Company in Delaware through the merger of the Company into a newly formed subsidiary with authorized capital stock of 100 million shares of common stock and 20 million shares of Preferred Stock (the "Reincorporation"). You have advised me that the Board of Directors has approved the foregoing items and that the holders of a majority of the outstanding shares of the Company has represented to you that they intend to approve the amendment and the reincorporation at the Special Meeting. I understand that you will provide me with a copy of the Information Statement promptly after it is available.

You have advised me that, upon approval of such Amendment and its filing with the State of Florida, you will issue and deliver to me stock certificates of the Company for the Purchase Shares (or in the event the Company elects to accomplish the Reincorporation, an identical number of shares in the Delaware Company instead). I agree that the issuance of Purchased Shares to me after either of such events will fully satisfy all of my rights relating to Agreement or the GeneThera or Purchased Shares.

In the event that the Amendment or the Reincorporation (I understand and agree that only one of them need be accomplished) is not completed by December 31, 2002, then at anytime thereafter, before delivery of the Purchased Shares, I may elect to forego my rights to receive the Purchase Shares and have my GeneThera Shares returned to me, in which event neither of us will have any other obligation or liability to the other. The return of GeneThera Shares shall constitute my sole remedy and I further confirm that I will take no action or assert any claim relating to the Purchased Shares or the GeneThera Shares prior to such December 31, 2002 date.

If this confirms your understanding, please so indicate by signing and returning a copy of this letter to me.

Sincerely yours,

________________________________

Print Name:_____________________

ACKNOWLEDGED AND AGREED
This 22nd day of May, 2002. :

Hand Brand Distribution, Inc.

By:________________________
Name:______________________
Title:_____________________